Exhibit 99.2

POP GLOBAL ACQUISITION LIMITED

COMPENSATION COMMITTEE CHARTER

I. Purpose

The Compensation Committee (the “Committee”) of the Board of Directors of Pop Global Acquisition Limited, a Cayman Islands exempted company (the “Company”), shall have responsibility for the compensation of the Company’s executive officers, including the Company’s Chief Executive Officer (the “CEO”), and for incentive compensation, equity-based and pension plans as further provided in this Charter.

II. Organization

The Committee shall consist of at least two directors, each of whom shall be an “Independent Director” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules, subject to any applicable exceptions and cure periods under the Nasdaq Listing Rules. A company listing in connection with an initial public offering must have at least one independent member of the Committee at the time of listing, a majority of independent members within 90 days of listing and all independent members within one year of listing.

At least one member of the Committee shall have experience in matters relating to executive compensation either as a professional or as a business executive. At least two members shall qualify as “Non-Employee Directors” within the meaning of Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

Members of the Committee shall be appointed by the Board on the recommendation of a majority of the independent directors of the Board (if any are in office at the time) and may be removed by the Board at any time; provided, however, that if removing a member or members of the Committee would cause the Committee to have fewer than two members, then the Board must, based upon the recommendation of a majority of the independent directors of the Board, at the same time appoint an additional member to the Committee so that the Committee will have at least two members who qualify as Independent Directors under Nasdaq Rule 5605(a)(2). The Committee’s chairperson shall be designated by the Board on the recommendation of a majority of the independent directors of the Board (if any are in office at the time) or, if not so designated, the members of the Committee shall elect a chairperson by a vote of the majority of the full Committee.

The Committee may form and delegate authority to subcommittees from time to time as it sees fit, provided that the subcommittees are composed entirely of directors who satisfy the applicable independence requirements of the Company’s corporate governance guidelines and Nasdaq.

III. Meetings

The Committee shall meet as often as necessary to carry out its responsibilities, but no less than once annually. Meetings shall be called by the chairperson of the Committee or, if there is no chairperson, by a majority of the members of the Committee. Meetings may be held telephonically or by other electronic means to the extent permitted by the Company’s organizational documents and applicable law.

A majority of the members of the entire Committee shall constitute a quorum. The Committee shall act on the affirmative vote a majority of members present at a meeting at which a quorum is present. Without a meeting, the Committee may act by unanimous written consent of all members.

The Committee shall maintain minutes of its meetings and records relating to those meetings and shall report regularly to the Board on its activities, as appropriate.

POP GLOBAL ACQUISITION LIMITED

Compensation Committee Charter

IV. Authority and Responsibilities

To fulfill its responsibilities, the Committee shall:

1.	Review at least annually and make recommendations to the Board with respect to the Company’s compensation strategy and equity based plans to ensure it is appropriate to attract, retain and motivate senior management and other key employees.

2.	Review at least annually and make recommendations to the Board with respect to the executive compensation, philosophy, policies and programs that in the Committee’s judgment support the Company’s overall business strategy and review and discuss, at least annually, the material risks associated with executive compensation structure, policies and programs to determine whether such structure, policies and programs encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate any such risk.

3.	On an annual basis, review and approve corporate goals and objectives relevant to the compensation of the Company’s CEO, evaluate the CEO’s performance in light of those goals and objectives and determine and approve CEO compensation based on this evaluation. In evaluating, determining and approving the long-term incentive component of CEO compensation, the Committee may consider, among such other factors as it may deem relevant, the Company’s performance, shareholder returns, the value of similar incentive awards to executive officers at comparable companies, the value of similar awards given to other executive officers of the Company, the results of the most recent shareholder advisory vote on executive compensation required by Section 14A of the Exchange Act (the “Say-on-Pay Vote”) and the awards given to the executive officer in past years. The CEO shall not be present during voting or deliberations relating to his or her compensation.

4.	On an annual basis, review and make recommendations to the Board with respect to corporate goals and objectives relevant to the compensation of the Company’s other executive officers, evaluate the executive officers’ performance in light of those goals and objectives and determine and make recommendations to the Board with respect to executive officer compensation based on this evaluation. In evaluating and making recommendations with respect to the long-term incentive component of executive officer compensation, the Committee may consider, among such other factors as it may deem relevant, the Company’s performance, shareholder returns, the value of similar incentive awards to executive officers at comparable companies, the value of similar awards given to other executive officers of the Company, the results of the most recent Say-on-Pay Vote and the awards given to the executive officer in past years. No executive officer may be present during voting or deliberations relating to his or her compensation.

5.	Review on an annual basis and make recommendations to the Board with respect to the Company’s incentive compensation, equity-based and pension plans, if any. With respect to each such plan, the Committee shall have responsibility for:

(a)	implementing and administering the plan;

(b)	setting performance targets under all annual bonus and long-term incentive compensation plans as appropriate and committing to writing any and all performance targets for executive officers who may be “covered employees” under applicable laws and regulations;

(c)	if called for by the plan, certifying that any and all performance targets used for any performance-based equity compensation plans have been met before payment of any executive bonus or compensation or exercise of any executive award granted under any such plans;

(d)	approving all amendments to, and terminations of, all compensation plans and any awards under such plans;

(e)	granting any awards under any performance-based annual bonus, long-term incentive compensation and equity compensation plans to executive officers or current employees with the potential to become the CEO or an executive officer, including share options and other equity rights (e.g., restricted shares and share purchase rights);

(f)	approving which executive officers are entitled to awards under the Company’s share option plans; and

(g)	approving repurchases of securities from terminated employees.

(h)	In reviewing the Company’s incentive compensation, equity-based and pension plans, the Committee may consider the plan’s administrative costs, current plan features relative to any proposed new features, the results of the most recent Say-on-Pay Vote and the performance of the plan’s internal and external administrators if any duties have been delegated.

POP GLOBAL ACQUISITION LIMITED

Compensation Committee Charter

6.	Review and recommend to the Board for approval any employment agreement or compensatory transaction with an executive officer of the Company involving compensation in excess of $120,000 per year.

7.	Establish and periodically review policies concerning perquisite benefits and approve all special perquisites, special cash payments and other special compensation and benefits arrangements for officers and employees of the Company.

8.	Determine and recommend to the Board for approval the Company’s policy with respect to change-of-control or “parachute” payments. In reviewing the Company’s policy with respect to change of control or “parachute” payments, the Committee may consider, among such other factors as it may deem relevant, the results of the most recent Say-on-Pay Vote on “parachute” payments, if any.

9.	Review and make recommendations to the Board with respect to executive officer and director indemnification and insurance matters.

10.	Review and recommend to the Board for approval the compensation of directors for their service to the Board. Review, evaluate and recommend changes, if appropriate, to the remuneration of directors.

11.	Approve compensation awards, including individual awards, as may be required to comply with applicable law.

12.	Review the Company’s compensation disclosures in its annual proxy statement and its Annual Report on Form 10-K filed with the SEC and assist management in complying with proxy statement and annual report requirements. Review and discuss the Company’s Compensation Discussion and Analysis (“CD&A”) with management and based on such review and discussion, determine whether to recommend to the Board that such compensation disclosures and CD&A be disclosed in the Company’s Annual Report on Form 10-K or annual proxy statement filed with the SEC, as applicable.

13.	Review and recommend to the Board for approval the frequency with which the Company will conduct Say-on-Pay Votes, taking into account the results of the most recent shareholder advisory vote on frequency of Say-on-Pay Votes required by Section 14A of the Exchange Act, and review and recommend to the Board for approval the proposals regarding the Say-on-Pay Vote and the frequency of the Say-on-Pay Vote to be included in the Company’s proxy statement filed with the SEC.

14.	Prepare any report required by applicable rules and regulations or listing standards, including reports on executive compensation required by the SEC to be included in the Company’s annual proxy statement, or, if the Company does not file a proxy statement, in the Company’s Annual Report filed on Form 10-K with the SEC.

15.	To the extent that the Committee serves as the administrator under the Company’s Policy for Recovery of Erroneously Awarded Compensation, the Committee shall administer and enforce such policy in accordance with Rule 10D-1 under the Exchange Act and Nasdaq Listing Rule 5608, including determining the amount of any Erroneously Awarded Compensation (as defined in such policy), causing the Company to recover such amount reasonably promptly from the applicable current or former executive officers, subject only to the exceptions expressly permitted by Rule 10D-1, Nasdaq Listing Rule 5608 and such policy, and reporting to the Board regarding the Committee’s administration and enforcement of such policy.

16.	Review, recommend to the Board, and administer all plans that require “disinterested administration” under Rule 16b-3 under the Exchange Act.

17.	Review and assess the adequacy of this Charter annually and recommend to the Board any changes deemed appropriate by the Committee.

18.	Review its own performance annually.

19.	Report regularly to the Board.

20.	Perform any other activities consistent with this Charter, the Company’s amended and restated memorandum and articles of association and governing law, as the Committee or the Board deems necessary or appropriate.

21.	Prior to the Company’s initial business combination, no compensation of any kind will be paid to the Company’s sponsor, officers or directors other than reimbursement of out-of-pocket expenses and the administrative services fee described in the Company’s prospectus.

POP GLOBAL ACQUISITION LIMITED

Compensation Committee Charter

V. Evaluation of the Committee

The Committee shall, no less frequently than annually, evaluate its performance. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope and shall recommend such changes as it deems necessary or appropriate. The Committee shall address all matters that the Committee considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

The Committee shall deliver to the Board a report, which may be oral, setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Company’s or the Board’s policies or procedures.

VI. Resources

The Committee shall have the authority to retain or terminate, at its sole discretion, compensation consultants, independent legal counsel or other advisors (collectively, “Advisors”) to assist the Committee in its responsibilities and shall be directly responsible for the appointment, compensation and oversight of the work of such Advisors. Before retaining an Advisor (other than in-house legal counsel and any Advisor whose role is limited to consulting on broad-based, non-discriminatory plans or providing information that is not customized in particular for the Company (as described in Item 407(e)(3)(iii) of Regulation S-K)), the Committee shall consider the independence of such Advisor, including any independence factors that it is required to consider by law or Nasdaq rules. Nothing herein requires a compensation consultant, legal counsel or other compensation adviser to be independent, only that the Committee consider the enumerated independence factors before selecting or receiving advice from a compensation consultant, legal counsel or other compensation adviser. The Committee may select or receive advice from any compensation consultant, legal counsel or other compensation adviser it prefers, including ones that are not independent, after considering factors that the Committee may be required to consider by law or Nasdaq rules.

In considering the independence of any such Advisor, the Committee shall take into account all factors relevant to that Advisor’s independence from management of the Company, including: (i) the provision of other services to the Company by the Advisor’s employer; (ii) the amount of fees received from the Company by the Advisor’s employer, as a percentage of the total revenue of the Advisor’s employer; (iii) the policies and procedures of the Advisor’s employer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Advisor with a member of the Committee; (v) any stock of the Company owned by the Advisor; and (vi) any business or personal relationship of the Advisor or the Advisor’s employer with an executive officer of the Company.

Nothing herein shall be construed: (1) to require the Committee to implement or act consistently with the advice or recommendations of the compensation consultant, legal counsel or other adviser to the Committee; or (2) to affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties.

The chairperson of the Committee, at the request of any member of the Committee, may request that any officer, employee or advisor of the Company attend a meeting of the Committee or otherwise respond to Committee requests.

The Committee shall have the sole authority to determine the terms of engagement and the extent of funding necessary (and to be provided by the Company) for payment of compensation to any Advisors or other professionals retained to advise the Committee and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

VII. Amendments

Any amendment or other modification of this Charter shall be made and approved by the full Board.

VIII. Disclosure of Charter

If required by the rules of the SEC or Nasdaq, this Charter, as amended from time to time, shall be made available to the public on the Company’s website.

* * *

While the members of the Committee have the duties and responsibilities set forth in this Charter, nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of members of the Committee, except to the extent otherwise provided under applicable law.

Adopted on [●], 2026, and effective upon the effectiveness of the registration statement on Form S-1 of which the prospectus forms a part.